EX-3.9            MINUTES OF THE ANNUAL MEETING OF SHAREHOLDERS

                          MINUTES OF THE ANNUAL MEETING

                               OF SHAREHOLDERS OF

               TITAN ENERGY CORP., INC. / POWER EXPLORATION, INC.


         The shareholders of the above corporation, a Colorado corporation, held a special meeting as follows:

         TIME:             4:00 p.m.

         DATE:             July 24, 1998

         PLACE:            Green Oaks Park Hotel
                           6901 West Freeway
                           Fort Worth, Texas

         There were present and participating at the meeting numerous shareholders of the corporation representing a majority of the issued and outstanding shares of the corporation.

         GUY PYRON acted as Chairman of the meeting and Mark S. Zouvas as Secretary of the meeting.

         The business of the corporation was discussed at length.

         The Chairman announced that the meeting was held pursuant to written notice thereof by the corporation; such notice was presented to the meeting and upon motion duly made and unanimously carried, was made a part of the records of the meeting, and precedes the Minutes of this meeting in the Book of Minutes of the corporation.

         The Chairman announced that the first purpose of the meeting was to ratify the acquisition of the assets of POWER EXPLORATION, INC., a Texas corporation for stock in a tax-free transaction. After discussion on motion duly made, seconded and unanimously carried, the following resolution was adopted.

         RESOLVED that the corporation acquire the assets of POWER EXPLORATION, INC., a Texas corporation in a tax-free transaction for Two Million Shares (2,000,000) of the corporation stock.

         The Chairman announced that the next purpose of the meeting was to approve a change in the name of the corporation. On motion duly made, seconded and unanimously carried, the following resolution was adopted.

         RESOLVED that the name of TITAN ENERGY CORP., INC., be changed to POWER EXPLORATION, INC.

         The Chairman announced that the next purpose of the meeting was to approve the increase in the amount of authorized shares. On motion duly made, seconded and carried by a majority of the shareholders present in excess of fifty percent (50%) of the issued and outstanding shares of the corporation, the following resolution was adopted.

         RESOLVED that the number of authorized shares of POWER EXPLORATION, INC., be increased to fifty million (50,000,000) shares.

         The Chairman announced that the next purpose of the meeting was to approve a change of domicile for the corporation. On motion duly made, seconded and unanimously carried, the following resolution was adopted.

         RESOLVED that the corporation change its state of domicile from Colorado to Nevada.

         The Chairman announced that the next purpose of the meeting was to approve the creation of a class of preferred stock for the corporation. On motion duly made, seconded and carried by a majority of the shareholders present in excess of fifty percent (50%) of the issued and outstanding shares of the corporation, the following resolution was adopted.

         RESOLVED that POWER EXPLORATION, INC., create a class of preferred stock with an attached warrant for use in the acquisition of oil properties.

         A report was presented to the shareholders by the Chief Financial Officer, Mark S. Zouvas, regarding the financial condition of the corporation.

         The Chairman then began a question and answer period which included the officers, directors, and consultants of the corporation.

         There being no further business to come before the meeting, on motion duly made and unanimously carried, the meeting was adjourned at 6:15 p.m.



---------------------------------            ---------------------------------
Mark S. Zouvas                               Guy Pyron
Secretary                                    Chairman



                                       2